Exhibit 99.1

CYS Investments, Inc. Announces Fourth Quarter and Year Ended 2014 Financial Results

For Immediate Release
NEW YORK, NY – February 11, 2015– CYS Investments, Inc. (NYSE: CYS) (“CYS” or the “Company”) today announced financial results for the quarter and year ended December 31, 2014.

Fourth Quarter 2014 Highlights

•	December 31, 2014 book value per common share of $10.50, after declaring a $0.30 dividend per common share on December 8, 2014.

•	Total stockholder return on common equity of 6.51% (change in book value plus dividend distributions on common stock).

•	GAAP net income available to common stockholders of $106.4 million, or $0.66 per diluted common share.

•	Core earnings plus drop income of $50.1 million ($37.6 million core earnings and $12.5 million drop income), or $0.31 per diluted common share ($0.23 core earnings and $0.08 drop income).

•	Net interest rate spread, net of hedge and including drop income, of 1.55%.

•	Net realized and unrealized gain on investments of $141.4 million.

•	December 31, 2014 leverage ratio of 6.44 to 1.

•	Operating expenses of 1.02% of average stockholders' equity.

•	Weighted-average amortized cost of Agency RMBS of $103.98.

•	Constant Prepayment Rate ("CPR") of 8.7% for the quarter.

•	The Company's duration gap narrowed to 0.66 at December 31, 2014 from 1.16 at September 30, 2014.

Full Year 2014 Highlights

•	Total stockholder return on common equity of 27.06%.

•	Total dividends of $1.24 per common share.

•	GAAP net income available to common stockholders of $404.8 million, or $2.50 per diluted common share.

•	Core earnings plus drop income of $209.7 million, ($149.0 core earnings and $60.7 million drop income), or $1.29 per diluted common share ($0.92 Core Earnings and $0.37 drop income).

•	Net interest rate spread, net of hedge and including drop income, of 1.70%.

•	Net realized and unrealized gain on investments of $366.3 million.

•	Operating expenses of 1.19% of average stockholders' equity.

Market Commentary

Agency RMBS prices rose sharply during the fourth quarter of 2014 (the "fourth quarter") and in 2014 as a whole. Prices at December 31, 2014 were at or near their highs for the year.  In the fourth quarter, the yield on 10-year U.S. Treasuries fell 32 basis points ("bps"), continuing the trend for the year. The yield on 10-year U.S. Treasuries ended the fourth quarter at 2.17%, or 86 bps below the start of the year (3.03%); this was one of the strongest rallies of interest rates in the U.S. in several years. At 192 bps above the U.S. Federal Reserve ("Fed") Funds Target Rate ("Fed Funds Rate"), the yield curve has flattened significantly, suggesting that bond market participants believe long-term inflation risks are minimal. More specifically, in 2014, the short-end of the yield curve (0-5 years) steepened, while the long-end (5-30 years) flattened considerably. With signs of a weakening global economy, strength in U.S. employment continues to be cited as support that the Federal Reserve Open Market Committee may begin to raise the Fed Funds Rate sometime in 2015. However, inflation risks appear low and, notably, gains in wages have not been present.  In fact, average hourly wages declined 0.2% in December 2014.  These factors continue to support the thesis that long-term inflation risk remains low, despite the Fed’s desire to exit its zero-interest-rate policy.   Hence, the short end of the yield curve reflects expectations for a slow Fed tightening in the near-term, while the long end of the yield curve reflects low long-term inflation risks.
Foreign bond markets are reflecting a different set of circumstances: given the economic deceleration in Europe, Asia, and the emerging markets, government bond yields in developed markets such as Germany and Japan have fallen significantly more and are now low relative to those in the U.S.  In January 2015, the European Central Bank announced an aggressive bond buying program to stimulate the European Zone economy.  Not surprisingly, global demand for higher-yielding U.S. Treasury bonds and U.S. Agency RMBS has been strong.  If the Fed raises the Fed Funds Rate in 2015, we would expect our borrowing costs to rise and therefore push down our net interest spread. However, our hedges are designed to offset the potentially adverse impact on our net interest spread.  While higher Fed Funds Rates could reduce the Company's earnings power, global economic conditions make it difficult to predict when and by how much the Fed will raise rates.

Fourth Quarter 2014 Results

The Company’s book value, or stockholders' equity, per common share on December 31, 2014, was $10.50, compared to $10.14 at September 30, 2014. The increase in book value was due primarily to increased Agency RMBS prices during the fourth quarter.
The Company had net income available to common stockholders of $106.4 million during the fourth quarter, or $0.66 per diluted common share, compared to net income available to common stockholders of $19.8 million, or $0.12 per diluted common share, in the third quarter of 2014 (the "third quarter"). The increase in net income available to common stockholders was largely attributable to a swing in net gain on investments to $141.4 million in the fourth quarter from a net loss of $(71.6) million in the third quarter.
During the fourth quarter, the Company had core earnings plus drop income (both terms defined below) of $50.1 million, or $0.31 per diluted common share, comprised of core earnings of $37.6 million, or $0.23 per diluted common share, and drop income of $12.5 million, or $0.08 per diluted common share. This compares to core earnings plus drop income of $49.7 million, or $0.31 per diluted common share, comprised of core earnings of $32.5 million, or $0.20 per diluted common share, and drop income of $17.2 million, or $0.11 per diluted common share, in the third quarter. During the fourth quarter, the average balance in the to-be-announced (“TBA”) securities portfolio was $1.7 billion, a decrease of $0.5 billion compared to the third quarter average balance of $2.2 billion, and relative to the portfolio was 10.2% and 14.7% in the fourth and third quarters, respectively. The decrease in average TBA balance explains the decrease in drop income from $17.2 million in the third quarter to $12.5 million in the fourth quarter. Financing in the TBA market became relatively less attractive and we settled more cash bonds in the fourth quarter, driving higher core earnings.
The Company's net interest income was $47.8 million in the fourth quarter, up approximately $4.1 million from $43.7 million in the third quarter. In the fourth quarter, total interest income increased approximately $6.5 million to $83.6 million, primarily due to replacing U.S. Treasuries with higher yielding 30-year and 15-year Agency RMBS; however, this increase was somewhat offset by higher interest expense on our repurchase agreement borrowings ("repo borrowings"), which rose by $1.5 million, and by higher swap and cap interest expense, which rose by $0.9 million in the fourth quarter as a result of the Company adding additional longer-dated cancelable swaps in October and December 2014.

The Company’s net interest spread, net of hedge and including drop income, was 1.55% in the fourth quarter, compared to 1.60% for the third quarter. This modest decrease was primarily due to a slight increase in the adjusted average cost of funds and hedges, from 1.07% in the third quarter to 1.13% in the fourth quarter, which was itself mostly a function of larger repo borrowings and higher repo and swap rates. The Company's average yield on settled Agency RMBS and U.S. Treasuries (collectively, "Debt Securities") increased to 2.66% in the fourth quarter from 2.61% in the third quarter.

The Company had net realized gain on investments of $42.3 million and net unrealized gain on investments of $99.1 million in the fourth quarter, compared to net realized gain on investments of $40.5 million and net unrealized loss on investments of $(112.1) million for the third quarter. Included in net realized gain on investments was $18.4 million of realized dollar roll gains in the fourth quarter, and $19.2 million of realized dollar roll gains in the third quarter. The net realized and unrealized gain on investments in the fourth quarter was driven primarily by increases in prices of the Company's Agency RMBS. For example, during the quarter ended December 31, 2014, the price of a 30-year 4.0% Agency RMBS increased $1.32, and during the quarter ended September 30, 2014 it decreased $0.57.

The Company’s operating expenses were $5.0 million, or 1.02% of average stockholders' equity, in the fourth quarter, compared to $6.0 million, or 1.25% of average stockholders' equity, in the third quarter. The decrease in operating expenses was due primarily to year-end accrual adjustments.

(in thousands)	Three Months Ended *		Year Ended
Key Balance Sheet Metrics	December 31, 2014	September 30, 2014	December 31, 2014	December 31, 2013
Average settled Debt Securities (1)	$12,550,072	$11,837,201	$12,198,178	$14,813,725
Average total Debt Securities (2)	$14,328,079	$14,138,849	$13,910,227	$17,806,279
Average repurchase agreements (3)	$10,854,239	$10,189,360	$10,559,856	$12,836,246
Average Debt Securities liabilities (4)	$12,632,246	$12,491,008	$12,271,905	$15,828,800
Average stockholders' equity (5)	$1,960,831	$1,937,700	$1,922,938	$2,145,397
Average common shares outstanding(6)	161,930	162,008	161,950	170,803
Leverage ratio (at period end) (7)	6.44:1	6.63:1	6.44:1	6.97:1
Book value per common share	10.50	10.14	10.50	9.24

Key Performance Metrics
Total stockholder return on common equity (8)	6.51%	1.26%	27.06%	(20.66%)
Average yield on settled Debt Securities (9)	2.66%	2.61%	2.60%	2.24%
Average yield on total Debt Securities including drop income (10)	2.68%	2.67%	2.72%	2.39%
Average cost of funds (11)	0.34%	0.30%	0.32%	0.41%
Average cost of funds and hedge (12)	1.32%	1.31%	1.18%	1.14%
Adjusted average cost of funds and hedge (13)	1.13%	1.07%	1.02%	0.92%
Interest rate spread net of hedge (14)	1.34%	1.30%	1.42%	1.10%
Interest rate spread net of hedge including drop income (15)	1.55%	1.60%	1.70%	1.47%
Operating expense ratio (16)	1.02%	1.25%	1.19%	0.98%
__________

(1)	Debt Securities consist of Agency RMBS and U.S. Treasuries. Average settled Debt Securities is calculated by averaging the month- end cost basis of settled Debt Securities during the period.

(2)	Average total Debt Securities is calculated by averaging the month-end cost basis of total Debt Securities during the period.

(3)	Average repurchase agreements is calculated by averaging the month-end repurchase agreements balance during the period.

(4)	Average Debt Securities liabilities is calculated by adding average month-end repurchase agreements balance plus average unsettled Debt Securities during the period.

(5)	Average stockholders' equity is calculated by averaging the month-end stockholders' equity during the period.

(6)	Average common shares outstanding is calculated by averaging the daily common shares outstanding during the period.

(7)	The leverage ratio is calculated by dividing (i) the Company's repo borrowings balance plus payable for securities purchased minus receivable for securities sold by (ii) stockholders' equity.

(8)	Calculated by change in book value plus dividend distributions on common stock.

(9)	Average yield on settled Debt Securities for the period is calculated by dividing total interest income by average settled Debt Securities.

(10)	Average yield on total Debt Securities including drop income for the period is calculated by dividing total interest income plus drop income by average total Debt Securities.

(11)	Average cost of funds for the period is calculated by dividing repo borrowings interest expense by average repo borrowings for the period.

(12)
Average cost of funds and hedge for the period is calculated by dividing total interest expense, consisting of repo borrowings interest expense and swap and cap interest expense, by average repo borrowings.

(13)	The adjusted average cost of funds and hedge for the period is calculated by dividing total interest expense by average total Debt Securities liabilities.

(14)	The interest rate spread net of hedge for the period is calculated by subtracting average cost of funds and hedge from average yield on settled Debt Securities.

(15)
The interest rate spread net of hedge including drop income for the period is calculated by subtracting adjusted average cost of funds and hedge from average yield on total Debt Securities including drop income.

(16)	The operating expense ratio for the period is calculated by dividing annualized operating expenses by average stockholders' equity.
*     All percentages are annualized.

Portfolio
The Company increased its Agency RMBS and U.S. Treasuries (collectively, "Debt Securities") portfolio to $14.6 billion at December 31, 2014, from $14.5 billion at September 30, 2014, increasing the portion of the Agency RMBS portfolio backed by 30-year and 15-year mortgages, while reducing our U.S. Treasuries and Hybrid ARM positions. The following tables detail the Company's Debt Securities portfolio at December 31, 2014, September 30, 2014, and December 31, 2013.

	December 31, 2014		September 30, 2014		December 31, 2013
Asset Type	Fair Value (in billions)	% of Total	Fair Value (in billions)	% of Total	Fair Value (in billions)	% of Total
15-Year Fixed Rate	$7.3	50%	$6.7	46%	$6.5	47%
20-Year Fixed Rate	0.1	1%	0.1	1%	0.1	1%
30-Year Fixed Rate	5.3	36%	5.2	36%	5.2	37%
Hybrid ARMs	1.7	12%	1.9	13%	2.1	15%
U.S. Treasuries	0.2	1%	0.6	4%	—	—%
Total	$14.6	100%	$14.5	100%	$13.9	100%
The Company’s December 31, 2014 Debt Securities are summarized below:

	Face Value	Fair Value	Weighted-Average
Asset Type	(in thousands)		Cost/Face	Fair Value/Face	Yield(1)	Coupon	CPR(2)
15-Year Fixed Rate	$6,986,686	$7,305,921	$103.09	$104.57	1.95%	3.15%	8.0%
20-Year Fixed Rate	67,839	74,216	102.94	109.40	1.85%	4.50%	15.5%
30-Year Fixed Rate	4,990,743	5,341,699	105.56	107.03	2.30%	4.03%	5.4%
Hybrid ARMs (3)	1,685,685	1,730,620	103.41	102.67	1.88%	2.59%	13.6%
U.S. Treasuries	150,000	149,051	99.72	99.37	1.63%	1.50%	n/a
Total	$13,880,953	$14,601,507	$103.98	$105.19	2.06%	3.39%	8.1%
__________

(1) This is a weighted-average forward yield and is calculated based on the cost basis, coupon and Constant Prepayment Rate ("CPR") of the securities in the Company's portfolio at December 31, 2014. Because the forward yield is based on a projected CPR, and assumes no turnover in the securities in the Company's portfolio, the Company expects that the yields it realizes after December 31, 2014 will vary from those included in the table.
(2) CPR is a method of expressing the prepayment rate for a mortgage pool that assumes a constant fraction of the remaining principal is prepaid each month or year. Specifically, CPR is an annualized version of the prior three month prepayment rate for those bonds held at December 31, 2014. Securities with no prepayment history are excluded from this calculation.
(3) The weighted-average months to reset of the Company's Hybrid ARM portfolio was 59.6 at December 31, 2014. "Months to reset" is the number of months remaining before the fixed rate on a Hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the Hybrid ARM and will reset annually.
Leverage & Liquidity

The Company's leverage decreased modestly during the fourth quarter. While the Company's payable for securities purchased and repo borrowings remained stable, stockholders' equity rose from $1,917.7 million at September 30, 2014 to $1,975.2 million at December 31. 2014, driving the Company's leverage ratio at December 31, 2014 down to 6.44 to 1, compared to 6.63 to 1 at September 30, 2014.
At December 31, 2014, the Company’s liquidity position, consisting of unpledged Agency RMBS, U.S. Treasuries and cash, was approximately $1.3 billion, or 66.8% of stockholders' equity, compared to $1.4 billion, or 72.1% of stockholders' equity, at September 30, 2014.
Financing
During the fourth quarter, the Company financed its portfolio with average repo borrowings of $10.9 billion, with a weighted-average interest rate of 0.34%. This compared to average borrowings of $10.2 billion, with a weighted-average interest rate of 0.30%, during the third quarter.
During the fourth quarter, the Company did not experience a material reduction in the availability of repo borrowings, and haircuts on collateral for such borrowings remained stable. The Company attempts to minimize its counterparty risk by maintaining relationships with a high number of geographically-diverse counterparties. The Company did not have repo borrowings with any single counterparty that were greater than 6% of the Company's total outstanding repo borrowings. Since December 31, 2013, the Company increased the number of its master repurchase agreements with financial institutions from 37 to 45 at December 31, 2014. At December 31, 2014, the Company had repo borrowings in effect with 32 counterparties. Set forth below is a summary, by region, of outstanding repo borrowings at December 31, 2014 (dollars in thousands):

Counterparty Region	Number of Counterparties	Total Outstanding Borrowings	% of Total
North America	18	$5,861,404	51.9%
Europe	9	3,406,909	30.2%
Asia	5	2,021,246	17.9%
Total	32	$11,289,559	100.0%
In addition, the Company had payables for securities purchased net of receivable for securities sold of $1.4 billion at December 31, 2014, compared to $2.3 billion of payables for securities purchased net of receivable for securities sold at September 30, 2014.

Hedging
The Company utilizes interest rate swaps and caps to hedge the interest rate risk associated with the financing of its Debt Securities portfolio. As of December 31, 2014, the Company had entered into interest rate swaps with an aggregate notional amount of $7.7 billion, a weighted-average fixed rate of 1.44%, and a weighted-average expiration of 4.1 years. This compares with interest rate swaps with an aggregate notional amount of $7.7 billion, a weighted-average fixed rate of 1.39% and a weighted-average expiration of 4.1 years at September 30, 2014. The receive rate on the Company's interest rate swaps is the 3-month London Interbank Offered Rate ("LIBOR"). At December 31, 2014, the Company had entered into interest rate caps with an aggregate notional amount of $2.5 billion, a weighted-average fixed rate of 1.28%, and a weighted-average expiration of 5.0 years. This compares with interest rate caps with an aggregate notional amount of $2.5 billion, a weighted-average fixed rate of 1.28% and a weighted-average expiration of 5.3 years at September 30, 2014.

In the fourth quarter, the Company terminated one $500 million notional swap with a maturity date of April 2017, replacing it with a seven-year swap cancelable in one year with a maturity date of December 2021, and also replaced a $500 million notional seven-year cancelable swap with another seven-year cancelable swap, with a lower pay rate. At December 31, 2014, the Company had $1.8 billion notional seven-year swaps, cancelable at our option, at dates from June 2015 to December 2015, which the Company expects to help protect its book value if interest rates rise. The Company seeks to reduce its exposure to interest rate risk by expanding and/or lengthening its hedges, and to reduce its pay rate if possible when doing so. The Company's interest rate swaps and caps outstanding at December 31, 2014 are included below (dollars in thousands):

Interest Rate Swaps	Weighted-Average	Notional	Fair
Expiration Year	Fixed Pay Rate	Amount	Value
2017	0.87%	$2,750,000	$22,580
2018	1.16%	2,000,000	13,760
2019	1.75%	800,000	(3,232)
2021	2.35%	2,100,000	(8,505)
Total	1.44%	$7,650,000	$24,603

Interest Rate Caps	Weighted-Average	Notional	Fair
Expiration Year	Cap Rate	Amount	Value
2019	1.34%	$800,000	$26,996
2020	1.25%	1,700,000	80,678
Total	1.28%	$2,500,000	$107,674

The Company's duration gap narrowed to 0.66 at December 31, 2014 versus 1.16 at September 30, 2014. The Company's duration gap narrowed as it terminated shorter-dated swaps and put on longer-dated swaps during the fourth quarter, and increased the 15-year Agency RMBS position in the investment portfolio relative to 30-year Agency RMBS and 5-year U.S. Treasuries, while the duration of existing Agency RMBS in the portfolio shortened.

Drop Income
"Drop income" is a component of the Company's net realized and unrealized gain (loss) on investments in its consolidated statement of operations, and is therefore excluded from core earnings. Drop income is the difference between the spot price and the forward settlement price for the same Agency RMBS on trade date. This difference is also the economic equivalent of the assumed net interest spread (yield less financing costs) of the Agency RMBS from trade date to settlement date. The Company derives drop income through utilization of forward settling transactions of Agency RMBS.
The Company's drop income and average TBAs market value outstanding during the fourth and third quarters, and for the years ended December 31, 2014 and 2013, are shown in the chart below (dollars in thousands):

	Three Months Ended		Year Ended
	December 31, 2014	September 30, 2014	December 31, 2014	December 31, 2013
Drop income	$12,474	$17,164	$60,683	$94,469
Average TBAs market value	1,668,106	2,207,949	1,681,428	3,320,721

Prepayments
The portfolio had $384.7 million in principal repayments and prepayments, a CPR of approximately 8.7%, and net amortization expense of $16.4 million for the fourth quarter. This compared to $374.6 million in principal repayments and prepayments, a CPR of approximately 9.3%, and net amortization expense of $14.7 million for the third quarter. The Company believes that the decrease in CPR was due principally to seasonal factors. In January 2015, the CPR of our investment portfolio was 9.2%.
Dividend
The Company declared a common dividend of $0.30 per share for the fourth quarter, the same as a $0.30 per share common dividend in the third quarter. Using the closing share price of $8.72 on December 31, 2014, the fourth quarter dividend equates to an annualized dividend yield of 13.8%.
Share Repurchase Program
On November 15, 2012, the Company announced that its Board of Directors authorized the repurchase of shares of the Company’s common stock having an aggregate value of up to $250 million. Pursuant to this program, through July 20, 2014, the Company repurchased approximately $115.7 million in aggregate value of its shares of common stock on the open market. On July 21, 2014, the Company announced that its Board of Directors authorized the repurchase of shares of the Company's common stock having an aggregate value of up to $250 million, which included the approximately $134.3 million available for repurchase under the November 2012 authorization. In the fourth quarter of 2014, we repurchased 132,749 shares at a weighted-average purchase price of $8.88, for an aggregate of approximately $1.18 million, and in the third quarter of 2014 repurchased 39,800 shares at a weighted-average purchase price of $8.86, for an aggregate of approximately $0.35 million. Accordingly, the Company still had approximately $248.5 million authorized to repurchase shares of its common stock as of December 31, 2014.
Results for the Year Ended December 31, 2014
The Company had net income available to common stockholders of $404.8 million for the year ended December 31, 2014, or $2.50 per diluted common share, compared to net loss available to common stockholders of $(491.6) million, or ($2.90) per diluted common share, in 2013. Book value per common share rose to $10.50 per share compared to $9.24 at December 31, 2013. The year-over-year increase in net income was primarily the result of significant net realized and unrealized gain on investments in 2014, after a year of losses in 2013 caused primarily by the bond market's reaction to the Fed's expectation and actual commencement of its asset purchasing program, driving down our asset prices significantly. Net realized and unrealized gain on investments for the full year 2014, and the corresponding increase in the book value, was primarily caused by the decrease in yields on Agency RMBS and an associated significant increase in asset prices during 2014. The primary driver of the net realized and unrealized gain on investments was the steady flattening of the long-end of the yield curve over the course of 2014, which had the effect of driving up Agency RMBS prices and therefore our asset values. For example, during the year ended December 31, 2014, the price of a 30-year 4.0% Agency RMBS increased $3.75, while during the year ended December 31, 2013 it decreased $4.19.
During the year ended December 31, 2014, the Company had core earnings plus drop income of $209.7 million, or $1.29 per diluted common share ($0.92 core earnings and $0.37 drop income), compared to $243.4 million, or $1.43 per diluted common share ($0.87 core earnings and $0.56 drop income), in 2013. The year-over-year decrease in core earnings plus drop income per share was primarily the result of a smaller investment portfolio, with average total Debt Securities of $13.9 billion for the year ended December 31, 2014, compared to $17.8 billion for the year ended December 31, 2013.
Conference Call
The Company will host a conference call at 9:00 AM Eastern Time on Thursday, February 12, 2015, to discuss its financial results for the quarter and year ended December 31, 2014. To participate in the call by telephone, please dial (800) 708-4539 at least 10 minutes prior to the start time and reference the conference passcode 38913456#. International callers should dial (847) 619-6396 and reference the same passcode. The conference call will be webcast live over the Internet and can be accessed at the Company’s web site at http://www.cysinv.com.  To listen to the live webcast, please visit http://www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software.
A dial-in replay will be available on Thursday, February 12, 2015, at approximately 12:00 PM Eastern Time through Thursday, February 26, 2015, at approximately 11:00 AM Eastern Time. To access this replay, please dial (888) 843-7419 and enter the conference ID number 38913456#. International callers should dial (630) 652-3042 and enter the same conference ID number.  A replay of the conference call will also be archived on the Company’s website at http://www.cysinv.com.
Additional Information
The Company will make available a supplemental presentation on the Company's website, contemporaneously with the filing of the Company's Annual Report on Form 10-K. The presentation will be available on the Webcasts/Presentations section of the Company's website.

About CYS Investments, Inc.
CYS Investments, Inc. is a specialty finance company that primarily invests on a leveraged basis in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. The Company has elected to be treated as a real estate investment trust for federal income tax purposes.

Forward-Looking Statements Disclaimer
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those relating to interest rate volatility, the prices and supply and demand of Agency RMBS, earnings, yields, investment environment, repurchases of the Company's stock, interest rates, hedges, prepayments, the U.S. and global economies, and the effect of actions of the U.S. government, including the Fed, on the Company's results. Forward-looking statements typically are identified by use of the terms such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of the Company's future performance, taking into account all information currently available to the Company. The Company cannot assure you that actual results will not vary from the expectations contained in the forward-looking statements. All of the forward-looking statements are subject to numerous possible events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to the Company, including, without limitation, market conditions and those described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, which have been filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYS INVESTMENTS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except per share numbers)	December 31, 2014	September 30, 2014	December 31, 2013
Assets:
Investments in securities, at fair value (including pledged assets of $11,908,922, $10,953,155 and $11,835,975, respectively)	$14,609,532	$14,481,002	$13,865,793
Derivative assets, at fair value	148,284	203,657	295,707
Cash	4,323	10,370	4,992
Receivable for securities sold and principal repayments	83,643	214,578	429,233
Interest receivable	37,894	36,158	36,731
Receivable for cash pledged as collateral	11,104	—	—
Other assets	1,083	688	608
Total assets	$14,895,863	$14,946,453	$14,633,064
Liabilities and stockholders' equity:
Liabilities:
Repurchase agreements	$11,289,559	$10,403,088	$11,206,950
Derivative liabilities, at fair value	16,007	3,434	29,458
Payable for securities purchased	1,505,481	2,519,002	1,556,821
Payable for cash received as collateral	72,771	16,212	37,938
Distribution payable	4,410	53,008	4,410
Accrued interest payable (including accrued interest on repurchase agreements of $5,334, $2,919 and $7,204, respectively)	27,208	28,874	24,613
Accrued expenses and other liabilities	5,259	5,109	4,218
Total liabilities	$12,920,695	$13,028,727	$12,864,408
Stockholders' equity:
Preferred Stock, $25.00 par value, 50,000 shares authorized:
7.75% Series A Cumulative Redeemable Preferred Stock, (3,000 shares issued and outstanding, respectively, $75,000 in aggregate liquidation preference)	$72,369	$72,369	$72,369
7.50% Series B Cumulative Redeemable Preferred Stock, (8,000 shares issued and outstanding, respectively, $200,000 in aggregate liquidation preference)	193,531	193,531	193,531
Common Stock, $0.01 par value, 500,000 shares authorized (161,850, 161,995 and 161,650 shares issued and outstanding, respectively)	1,618	1,620	1,616
Additional paid in capital	2,049,152	2,049,507	2,046,530
Accumulated deficit	(341,502)	(399,301)	(545,390)
Total stockholders' equity	$1,975,168	$1,917,726	$1,768,656
Total liabilities and stockholders' equity	$14,895,863	$14,946,453	$14,633,064
Book value per common share	$10.50	$10.14	$9.24

CYS INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Year Ended
(In thousands, except per share numbers)	December 31, 2014	September 30, 2014	December 31, 2014	December 31, 2013
Interest income:
Interest income from Agency RMBS	$82,338	$74,052	$301,996	$330,430
Other interest income	1,261	3,080	15,080	1,481
Total interest income	$83,599	$77,132	$317,076	$331,911
Interest expense:
Repurchase agreement interest expense	$9,156	$7,657	$33,825	$52,763
Swap and cap interest expense	26,650	25,789	90,812	93,497
Total interest expense	35,806	33,446	124,637	146,260
Net interest income	47,793	43,686	192,439	185,651
Other income (loss):
Net realized gain (loss) on investments	$42,305	$40,470	$132,563	$(595,116)
Net unrealized gain (loss) on investments	99,135	(112,085)	233,763	(314,530)
Net realized gain (loss) on termination of swap and cap contracts	(9,133)	—	(24,460)	30,775
Net unrealized gain (loss) on swap and cap contracts	(63,570)	58,909	(86,082)	238,353
Other income	50	50	269	120
Total other income (loss)	$68,787	$(12,656)	$256,053	$(640,398)
Expenses:
Compensation and benefits	$2,997	$3,767	$14,105	$12,599
General, administrative and other	2,027	2,278	8,778	8,436
Total expenses	5,024	6,045	22,883	21,035
Net income (loss)	$111,556	$24,985	$425,609	$(475,782)
Dividends on preferred stock	(5,203)	(5,203)	(20,812)	(15,854)
Net income (loss) available to common stockholders	$106,353	$19,782	$404,797	$(491,636)
Net income (loss) per common share basic & diluted	$0.66	$0.12	$2.50	$(2.90)

Core Earnings
"Core earnings" represents a non-GAAP financial measure and is defined as net income (loss) available to common stockholders excluding net realized gain (loss) on investments, net unrealized gain (loss) on investments, net realized gain (loss) on termination of swaps and caps and net unrealized gain (loss) on swaps and caps. Management uses core earnings to evaluate the effective yield of the portfolio after interest and operating expenses. In addition, management utilizes core earnings as a key metric, in conjunction with other portfolio and market factors, to determine the appropriate leverage and hedging ratios, as well as the overall structure of the portfolio. The Company believes that providing users of the Company's financial information with such measures, in addition to the related GAAP measures, gives investors and stockholders greater transparency and insight into the information used by the Company's management in its financial and operational decision-making.
The primary limitation associated with core earnings as a measure of the Company's financial performance over any period is that it excludes the effects of net realized and unrealized gain (loss) on investments and swaps and caps. In addition, the Company's presentation of core earnings may not be comparable to similarly-titled measures of other companies, which may use different calculations. As a result, core earnings should not be considered a substitute for the Company's GAAP net income (loss) as a measure of its financial performance or any measure of its liquidity under GAAP.

	Three Months Ended		Year Ended
(In thousands)	December 31, 2014	September 30, 2014	December 31, 2014	December 31, 2013
Net income (loss) available to common stockholders	$106,353	$19,782	$404,797	$(491,636)
Net realized (gain) loss on investments	(42,305)	(40,470)	(132,563)	595,116
Net unrealized (gain) loss on investments	(99,135)	112,085	(233,763)	314,530
Net realized (gain) loss on termination of swap and cap contracts	9,133	—	24,460	(30,775)
Net unrealized (gain) loss on swap and cap contracts	63,570	(58,909)	86,082	(238,353)
Core earnings	$37,616	$32,488	$149,013	$148,882